                                                                October 29, 1996

                                FOOD LION, INC.
                            SENIOR CREDIT FACILITIES
                               COMMITMENT LETTER

Food Lion, Inc.
2110 Executive Drive
Salisbury, North Carolina 28145-1330

Attention: Mr. Mike Price, Treasurer and Director of Finance

Ladies and Gentlemen:

    You have advised The Chase Manhattan Bank ("CMB") and Chase Securities Inc. ("CSI") that Food Lion, Inc., a North Carolina corporation (the "Borrower"), proposes to acquire all of the issued and outstanding shares of the common stock (the "Stock") of Kash N' Karry Food Stores, Inc. (the "Target") pursuant to a merger agreement (the "Merger Agreement") to be entered into on a friendly basis between the Borrower and the Target. The Merger Agreement will provide for the merger of a subsidiary of the Borrower into the Target resulting in the acquisition for all cash consideration of the Stock (the "Merger"). The Merger Agreement will permit the Target to require such subsidiary to commence a cash tender offer for the Stock prior to the Merger (the "Tender Offer"; the Tender Offer and the Merger, collectively, the "Acquisition"). In that connection, you have requested that CSI agree to structure, arrange and syndicate a senior revolving credit facilities in an amount aggregating up to $700,000,000 (the "Facilities"), and that CMB commit to provide the entire principal amount of the Facilities and agree to serve as administrative agent for the Facilities.

    CSI is pleased to advise you that it is willing to act as exclusive advisor and arranger for the Facilities.

    Furthermore, CMB is pleased to advise you of its commitment to provide the entire amount of the facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").

    It is agreed that CMB will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor and arranger, for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. In addition, if requested by you and if acceptable to them, Wachovia Bank of Georgia, N.A. will be awarded the title of Documentation Agent for the Facilities. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

    We intend to syndicate the Facilities to a group of financial institutions (together with CMB, the "Lenders") identified by us in consultation with you. CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and the existing lending relationships of the Target, (b) direct contact between senior management and advisors of the Borrower and the Target and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

    CSI will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and CMB all information with respect to the Borrower, the Target, the

Acquisition and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to CMB or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to CMB or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

    As consideration for CMB's commitment hereunder and CSI's agreement to perform the services described herein, you agree to pay to CMB the nonrefundable fees set forth in Annex I to the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

    CMB's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its subsidiaries, taken as a whole (including the Target after the Acquisition), (b) our completion of and satisfaction in all respects with a due diligence investigation of the Borrower and the Target, (c) our not becoming aware after the date hereof of any information or other matter affecting the Borrower, the Target or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (e) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or the Target or any affiliate thereof, (f) the negotiation, execution and delivery on or before December 31, 1996, of definitive documentation with respect to the Facilities satisfactory to CMB and its counsel and (g) the other conditions set forth or referred to in the Term Sheet. The terms and conditions of CMB's commitment hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of CMB, CSI and the Borrower.

    You agree (a) to indemnify and hold harmless CMB, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, PROVIDED that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse CMB, CSI and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

    This Commitment Letter shall not be assignable by you without the prior written consent of CMB and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, CMB and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

    This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

    The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or CMB's commitment hereunder.

    If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 31, 1996. CMB's commitment and CSI's agreements herein will expire at such time in the event CMB has not received such executed counterparts in accordance with the immediately preceding sentence.

    CMB and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                                          Very truly yours,
                                          THE CHASE MANHATTAN BANK
                                          By: /s/ ELLEN GERTZOG
                                             -----------------------------------
                                             Name: Ellen Gertzog
                                             Title: Vice President

                                          CHASE SECURITIES INC.
                                          By: /s/ AMANDA TEPPER
                                             -----------------------------------
                                             Name: Amanda Tepper
                                             Title: Vice President

Accepted and agreed to
as of the date first
written above by:

FOOD LION, INC.
By: /s/ MIKE PRICE
   ------------------------------------------------
   Name: Mike Price
   Title: Treasurer

                      FOOD LION REVOLVING CREDIT FACILITY
                        SUMMARY OF TERMS AND CONDITIONS
                                OCTOBER 29, 1996

                            ------------------------

    Food Lion, Inc., a North Carolina corporation (the "Borrower"), proposes to acquire all of the issued and outstanding shares of the common stock (the "Stock") of Kash N' Karry Food Stores, Inc. (the "Target") pursuant to a merger agreement (the "Merger Agreement") to be entered into on a friendly basis between the Borrower and the Target. The Merger Agreement will provide for an all cash tender offer for the Stock by the Borrower or a wholly owned subsidiary of the Borrower (the "Tender Offer") followed by a merger (the "Merger") resulting in the acquisition by the Borrower (or such subsidiary) of the remaining Stock (the Tender Offer and the Merger, collectively, the "Acquisition").

I.         PARTIES

           Borrower:                   Food Lion, Inc.

           Advisor and Arranger:       Chase Securities Inc. (in such capacity, the "Arranger").

           Administrative Agent:       The Chase Manhattan Bank ("CMB" and, in such capacity, the
                                       "Administrative Agent").

           Documentation Agent:        To be determined.

           Lenders:                    A syndicate of banks, financial institutions and other
                                       entities, including CMB, arranged by the Arranger
                                       (collectively, the "Lenders").

II.        TYPES AND AMOUNTS OF
           CREDIT FACILITIES

1.         LONG-TERM FACILITY

           Type and Amount of
           Facility:                   Five-year revolving credit facility (the "Long-term
                                       Facility") in the amount of $350,000,000 (the loans
                                       thereunder, the "Long-term Loans")

           Availability:               The Long-term Facility shall be available on a revolving
                                       basis during the period commencing on the Closing Date and ending on the fifth anniversary of the effective date
                                       thereof (the "Long-term Facility Termination Date").

           Competitive Loans:          The Borrower shall have the option to request that the
                                       Lenders bid for loans ("LTF Competitive Loans") bearing
                                       interest at an absolute rate or a margin over the
                                       eurodollar rate, with specified maturities ranging from 7
                                       to 360 days. Each Lender shall have the right, but not the obligation, to submit bids at its discretion. The Borrower, by notice given four business days in advance in the case
                                       of eurodollar rate bids and one business day in advance in the case of absolute rate bids, shall specify the proposed date of borrowing, the interest period, the amount of the
                                       LTF Competitive Loan and the maturity date thereof, the
                                       interest rate basis to be used by the Lenders in bidding as such other terms and the Borrower may specify. The
                                       Administrative Agent shall advise the Lenders of the terms of the Borrower's notice, and, subject to acceptance by the
                                       Borrower, bids shall be allocated to each Lender in
                                       ascending order from the lowest bid to the highest bid
                                       acceptable to the Borrower. While LTF

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
                                       Competitive Loans are outstanding, the available
                                       commitments under the Long-term Facility shall be reduced
                                       by the aggregate amount of such LTF Competitive Loans.

           Maturity:                   The Long-term Facility Termination Date.

           Purpose:                    The proceeds of the Long-term Loans shall be used for
                                       general corporate purposes of the Borrower and its
                                       subsidiaries including to finance the Acquisition.

           364-DAY FACILITY

           Type and Amount of
           Facility:                   364-day revolving credit facility (the "364-day Facility";
                                       together with the Long-term Facility, the "Facilities") in the amount of $350,000,000 (the loans thereunder, the
                                       "364-day Loans"; together with the Long-term Loans, the
                                       "Loans").

           Availability:               The 364-day Facility shall be available on a revolving
                                       basis during the period commencing on the Closing Date and ending on the date that is 364 days following the effective date thereof (the "364-day Facility Termination Date").

           Competitive Loans:          The Borrower shall have the option to request that the
                                       Lenders bid for loans ("364-day Competitive Loans";
                                       together with the LTF Competitive Loans, the "Competitive
                                       Loans") bearing interest at an absolute rate or a margin
                                       over the eurodollar rate, with specified maturities ranging from 7 to 360 days. Each Lender shall have the right, but
                                       not the obligation, to submit bids at its discretion. The
                                       Borrower, by notice given four business days in advance in the case of eurodollar rate bids and one business day in
                                       advance in the case of absolute rate bids, shall specify
                                       the proposed date of borrowing, the interest period, the
                                       amount of the 364-day Competitive Loan and the maturity
                                       date thereof, the interest rate basis to be used by the
                                       Lenders in bidding and such other terms as the Borrower may specify. The Administrative Agent shall advise the Lenders of the terms of the Borrower's notice, and, subject to
                                       acceptance by the Borrower, bids shall be allocated to each
                                       Lender in ascending order from the lowest bid to the
                                       highest bid acceptable to the Borrower. While 364-day
                                       Competitive Loans are outstanding, the available
                                       commitments under the 364-day Facility shall be reduced by the aggregate amount of such 364-day Competitive Loans.

           Maturity:                   The 364-day Facility Termination Date.

           Purpose:                    The proceeds of the 364-day Loans shall be used for general corporate purposes of the Borrower and its subsidiaries.

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
III.       CERTAIN PAYMENT PROVISIONS

           Fees and Interest Rates:    As set forth on Annex I.

           Optional Prepayments and
           Commitment Reductions:      Loans may be prepaid and commitments may be reduced by the
                                       Borrower in minimum amounts to be agreed upon, provided,
                                       that Competitive Loans may not be prepaid without the
                                       consent of the relevant Lender.

IV.        CERTAIN CONDITIONS

           Initial Conditions:         The availability of the Facilities shall be conditioned
                                       upon satisfaction of, among other things, the following
                                       conditions precedent (the date upon which all such
                                       conditions precedent shall be satisfied, the "Closing
                                       Date") on or before December 31, 1996:

                                       (a) The Borrower shall have executed and delivered
                                       satisfactory definitive financing documentation with
                                           respect to the Facilities (the "Credit Documentation").

                                       (b) The Lenders shall be reasonably satisfied with the
                                       structure and terms of the Acquisition and the Tender offer shall have been or shall be simultaneously consummated
                                           in accordance with applicable law and the Merger
                                           Agreement and the Merger Agreement shall have been
                                           approved by the respective boards of directors of the
                                           Borrower and the Target.

                                       (c) The Lenders, the Administrative Agent and the Arranger
                                       shall have received all fees required to be paid, and all
                                           expenses for which invoices have been presented, on or
                                           before the Closing Date.

                                       (d) All governmental and third party approvals necessary in connection with the Acquisition, the financing
                                           contemplated hereby and the continuing operations of
                                           the Borrower and its subsidiaries shall have been
                                           obtained and be in full force and effect, and all
                                           applicable waiting periods shall have expired without
                                           any action being taken or threatened by any competent
                                           authority which would restrain, prevent or otherwise
                                           impose adverse conditions on the Acquisition or the
                                           financing thereof.

                                       (e) There shall be no litigation or administrative
                                       proceedings or other legal or regulatory developments,
                                           actual or threatened that, in the reasonable judgment
                                           of the Administrative Agent, involve a reasonable
                                           possibility of prohibiting or imposing burdensome
                                           conditions on the Acquisition or the transactions
                                           contemplated hereby.

                                       (f) The Lenders shall have received a satisfactory pro
                                       forma consolidated balance sheet of the Borrower as at the date of the most recent consolidated balance sheet of
                                           the Borrower, adjusted to give effect to the
                                           consummation of the Acquisition and the financing
                                           contemplated hereby as if such transactions had
                                           occurred on such date.

                                       (g) The Lenders shall have received such legal opinions,
                                       documents and other instruments as are customary for
                                           transactions of this type or as the Administrative
                                           Agent may reasonably request.

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
           On-Going Conditions:        The making of each Loan shall be conditioned upon (a) the
                                       accuracy of all representations and warranties in the
                                       Credit Documentation (including, without limitation, the
                                       material adverse change and litigation representations) and
                                       (b) there being no default or event of default in existence at the time of, or after giving effect to the making of,
                                       such Loan. As used herein and in the Credit Documentation a
                                       "material adverse change" shall mean any event, development or circumstance that has had or could reasonably be
                                       expected to have a material adverse effect on (a) the
                                       Acquisition, (b) the business, assets, property, condition
                                       (financial or otherwise) or prospects of the Borrower and
                                       its subsidiaries taken as a whole, or (c) the validity or
                                       enforceability of any of the Credit Documentation or the
                                       rights and remedies of the Administrative Agent and the
                                       Lenders thereunder.

V.         CERTAIN DOCUMENTATION
           MATTERS                     The Credit Documentation shall contain representations,
                                       warranties, covenants and events of default customary for
                                       financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

           Representations and
           Warranties:                 Financial statements (including pro forma financial
                                       statements); absence of undisclosed liabilities; no
                                       material adverse change; corporate existence; compliance
                                       with law; corporate power and authority; enforceability of
                                       Credit Documentation; no conflict with law or contractual
                                       obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome
                                       restrictions; taxes; Federal Reserve regulations; ERISA;
                                       Investment Company Act; subsidiaries; environmental
                                       matters; solvency; and accuracy of disclosure; after giving effect to the Tender Offer not more than 25% of the
                                       consolidated assets of the Borrowers will consist of margin stock.

           Affirmative Covenants:      Delivery of financial statements, reports, accountants'
                                       letters, officers' certificates and other information
                                       requested by the Lenders; payment of other obligations;
                                       continuation of business and maintenance of existence and
                                       material rights and privileges; compliance with laws and
                                       material contractual obligations; maintenance of property
                                       and insurance; maintenance of books and records; right of
                                       the Lenders to inspect property and books and records;
                                       notices of defaults, litigation and other material events;
                                       compliance with environmental laws.

           Financial Covenants:        1. Fixed charge coverage.

                                       2. Debt to capitalization.

           Negative Covenants:         Consistent with those for borrowers and transactions of
                                       this type.

           Events of Default:          Nonpayment of principal when due; nonpayment of interest,
                                       fees or other amounts after a grace period to be agreed
                                       upon; material inaccuracy of representations and
                                       warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be
                                       agreed upon); cross-payment default; cross-acceleration;
                                       bankruptcy events; certain ERISA events; material
                                       judgments; and a change of control (the definition of which is to be

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
                                       agreed).

           Voting:                     Amendments and waivers with respect to the Credit
                                       Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the
                                       Long-term Loans and the 364-day Loans and unused
                                       commitments under the Facilities, except that (a) the
                                       consent of each Lender directly affected thereby shall be
                                       required with respect to (i) reductions in the amount or
                                       extensions of the scheduled date of final maturity of any
                                       Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's
                                       commitment and (iv) modifications to the pro rata
                                       provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to
                                       modifications to any of the voting percentages.

           Assignments and
           Participations:             The Lenders shall be permitted to assign and sell
                                       participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the
                                       Administrative Agent and the Borrower (which consent in
                                       each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial
                                       assignments (other than to another Lender or to an
                                       affiliate of a Lender), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and
                                       the Administrative Agent. Participations shall have the
                                       same benefits as the Lenders with respect to yield
                                       protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it
                                       purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with
                                       applicable law shall be permitted without restriction.
                                       Promissory notes shall be issued under the Facilities only upon request.

           Yield Protection:           The Credit Documentation shall contain customary provisions
                                       (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital
                                       adequacy and other requirements of law and from the
                                       imposition of or charges in withholding or other taxes and
                                       (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a
                                       Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto and any prepayment of a Competitive Loan.

           Expenses and
           Indemnification:            The Borrower shall pay (a) all reasonable out-of-pocket
                                       expenses of the Administrative Agent and the Arranger
                                       associated with the syndication of the Facilities and the
                                       preparation, execution, delivery and administration of the
                                       Credit Documentation and any amendment or waiver with
                                       respect thereto (including the reasonable fees,
                                       disbursements and other charges of counsel) and (b) all
                                       out-of-pocket expenses of the Administrative Agent and the
                                       Lenders (including the fees, disbursements and other
                                       charges of counsel) in connection with the enforcement of
                                       the Credit Documentation.

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
                                       The Administrative Agent, the Arranger and the Lenders (and
                                       their affiliates and the respective officers, directors,
                                       employees, advisors, and agents) will have no liability
                                       for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby of the use or the proposed
                                       use of proceeds thereof (except to the extent resulting
                                       from the gross negligence or willful misconduct of the
                                       indemnified party).

           Governing Law and Forum:    State of New York.

           Counsel to the
           Administrative Agent and
           the Arranger:               Simpson Thacher & Bartlett.

                                                                         ANNEX I

                           INTEREST AND CERTAIN FEES

Interest Rate Options:         The Borrower may elect that the Loans (other than
                               Competitive Loans) comprising each borrowing bear interest at a rate per annum equal to:

                                       the ABR plus the Applicable Margin;
                                       or
                                       the Eurodollar Rate plus the Applicable Margin.

                                       As used herein:

                                       "ABR" means the highest of (i) the rate of interest
                                       publicly announced by CMB as its prime rate in
                                       effect at is principal office in New York City (the
                                       "Prime Rate"), (ii) the secondary market rate for
                                       three-month certificates of deposit (adjusted for
                                       statutory reserve requirements) plus 1% and (iii)
                                       the federal funds effective rate from time to time
                                       plus 0.5%.

                                       "APPLICABLE MARGIN" means (a) 0% in the case of ABR
                                       Loans and (b) (i) in the case of Eurodollar Loans
                                       that are Long-term Loans, the number of basis points
                                       determined in accordance with the pricing grid
                                       attached hereto as Annex I-A and (ii) in the case of
                                       Eurodollar Loans that are 364-day Loans, 15.5 basis
                                       points when the Borrower has Category 1 status as
                                       set forth on such grid and otherwise 17 basis
                                       points.

                                       The foregoing margins applicable to Long-term Loans
                                       shall be increased by 5 basis points per annum for
                                       any period during which the aggregate outstanding
                                       amount of the Long-term Loans and LTF Competitive
                                       Loans is greater than 50% of the original maximum
                                       amount of the Long-term Facility.

                                       "EURODOLLAR RATE" means the rate (adjusted for
                                       statutory reserve requirements for ecurocurrency
                                       liabilities) at which eurodollar deposits for one,
                                       two, three or six months (as selected by the
                                       Borrower) are offered to CMB in the interbank
                                       eurodollar market.

Facility Fee:                  The Borrower shall pay a facility fee calculated at the rate per annum of, in the case of the Long-term Facility, as
                               specified in Annex I-A, and in the case of the 364-days
                               Facility, 7 basis points when the Borrower has Category 1, status as set forth on such grid and otherwise 8 basis
                               points, in each case on the average daily amount of such
                               facility (whether used or unused), payable quarterly in
                               arrears.

Interest Payment Dates:        In the case of Loans bearing interest based upon the ABR
                               ("ABR Loans"), quarterly in arrears.

                                       In the case of Loans bearing interest based upon the
                                       Eurodollar Rate ("Eurodollar Loans"), on the last
                                       day of each revelant interest period and, in the
                                       case of any interest period longer than three
                                       months, on each successive date three months after
                                       the first day of such interest period.

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
Default Rate:                  At any time when the Borrower is in default in the payment of any amount due under the Facilities, the principal of all
                               Loans shall bear interest at 2% above the rate otherwise
                               applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR
                               Loans.

Rate and Fee Basis:            All per annum rate shall be calculated on the basis of a
                               year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the
                               Prime Rate) for actual days elapsed.

                                                                       ANNEX I-A

                  FEE AND SPREAD TABLE--LONG-TERM FACILITY(1)

                                                         RATINGS         FACILITY FEE    LIBOR SPREAD     DRAWN COST
                                                    (S&P/MOODY'S)(2)         (BP)            (BP)            (BP)
                                                  ---------------------  -------------  ---------------  -------------

Category 1......................................  A-/A3 or higher               8.00           14.50           22.50

Category 2......................................  BBB+/Baal                     9.00           16.00           25.00

Category 3......................................  BBB/Baa2                     10.00           20.00           30.00

Category 4......................................  BBB-/Baa3                    15.00           35.00           50.00

Category 5......................................  BB+/Bal or lower(3)          25.00           50.00           75.00

------------------------

(1) Fees and spreads will be based upon the Borrower's senior, unsecured, non-credit-enhanced, long-term debt ratings as determined by Standard & Poor's Ratings Group ("S&P") and Moody's Investors Service, Inc. ("Moody's").

(2) In the event of split Ratings, Fees and Spreads will be based on the Category corresponding to the higher rating.

(3) Or unrated.